Exhibit 10.2

May 3, 2022

Hamilton E. James

c/o Jefferson River Capital

499 Park Avenue

New York, NY 10022

Dear Tony,

This confirms our agreement regarding your retirement as Executive Vice Chairman (“EVC”) and Director of Blackstone Inc. (“Blackstone”), effective January 31, 2022 (the “Effective Date”).

1. Your Service Agreement & Defined Terms.

All capitalized terms used in this letter agreement (“Letter Agreement”) but not defined shall have the meanings ascribed to such terms in your Senior Managing Director Agreement, dated as of June 18, 2007, by and among Blackstone Holdings I L.P. and you (your “Service Agreement”). A copy of your Service Agreement is attached hereto as Exhibit A.

2. Withdrawal; Restrictive Covenants.

(a) You hereby confirm your retirement, effective as of the Effective Date, as EVC and Director of Blackstone and as an officer, director or authorized person or signatory (or person performing similar functions) of each other Blackstone Entity for which you served as an officer, director or authorized person or signatory (or similar function). Except as otherwise specifically provided for herein, you have voluntarily withdrawn as a partner and/or member (as applicable) from any Blackstone Entity as of the Effective Date. “Blackstone Entity” means Blackstone Holdings I L.P. and each of Blackstone’s other affiliated entities.

(b) You acknowledge and agree that, from and after the Effective Date, you have no legal or actual power or authority to act on behalf of or to legally bind the Blackstone Entities.

(c) You hereby acknowledge and affirm all of the provisions of your Service Agreement, your SMD Non-Competition and Non-Solicitation Agreement, dated as of June 17, 2007 a copy of which is attached hereto as Schedule A to your Service Agreement (your “Non-Competition Agreement”) and the policies applicable to departing SMDs attached hereto as Exhibit E. In light of the terms of this Letter Agreement and of your contributions to the founding of, and continued investment in, the Blackstone Entities, Blackstone confirms that (1) notwithstanding the terms of Section I.A. of your Non-Competition Agreement, the covenants in such section will expire 90 days from the Effective Date with respect to any firm (each such firm, a “Permitted Firm”) that together with its affiliates has assets under management of less than $15,000,000,000 (excluding those firms that Blackstone has identified in writing prior to the date of this Letter Agreement (each, a “Specified Competitor Firm”)); provided, that such expiration is subject to neither you nor your respective affiliates having any affiliation with any private equity, hedge fund, mutual or fund of funds investment manager or other investment entity or group currently operating in competition with Blackstone which, together with its affiliates, has assets under management equal to or in excess of $15,000,000,000 or with any Specified Competitor Firm, (2) notwithstanding the terms of Section I.B. of your Non-Competition Agreement, (A) the covenant set forth in clause (c) of Section I.B will apply through the second anniversary of the Effective Date and (B) the covenants in clauses (a) and (b) of Section I.B. will expire six months from the Effective Date with respect to your solicitation of the business of any Client or Prospective Client (each as defined in your Non-Competition Agreement) solely on behalf of a Permitted Firm, (3) Section I.C. of your Non-Competition Agreement shall not prohibit you from associating with any firm or entity that solicits, employs, engages or retains any current or former employee, agent, consultant or senior advisor of Blackstone described in Section I.C. so long as you do not participate, directly or indirectly (including by identifying a person or entity to a third party or by recommending or suggesting that a third party take any of the following actions), in inviting, advising, encouraging or requesting that such employee, agent, consultant or senior advisor provide services to such firm or entity or otherwise terminate their employment or business relationship with Blackstone; provided, that any such action taken by an entity of which you hold a significant ownership stake shall be deemed to have been taken by you, (4) nothing in Section I.C. of your Non-Competition Agreement will restrict you from collaborating from time-to-time with those former SMDs you have identified in writing prior to the date of this Letter Agreement on behalf of business conducted by Jefferson River Capital or restrict you from hiring the Blackstone employee and contractor you have identified in writing prior to the date of this Letter Agreement and (5) the restrictive covenants and forfeiture provisions set forth in your Non-Competition Agreement as modified by this Letter Agreement (or otherwise set forth in this Letter Agreement) shall supersede any similar restrictive covenants (and/or similar related forfeiture provisions) in any Governing Agreements (as defined below), which will be administered and/or deemed amended to be consistent with your Non-Competition Agreement as so modified and this Letter Agreement.

Without limiting the generality of the preceding sentence or Section III of the Non-Competition Agreement, you agree that at any time after your service with Blackstone, you shall not, directly or indirectly, through any agent or affiliate, make any disparaging comments or criticisms (whether of a professional or personal nature) to any individual or third party (including without limitation any present or former member, partner or employee of Blackstone) or entity regarding Blackstone (or the terms of any agreement or arrangement of any Blackstone entity) or any of their respective affiliates, member, partners or employees, or regarding your relationship with Blackstone or the termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of Blackstone or otherwise occur in any public forum or are knowingly transmitted through the press or media.

3. Payments; Benefits; Other Arrangements.

(a) Subject to Blackstone’s receipt of your signed Letter Agreement, your execution, delivery and non-revocation of the General Release attached hereto as Exhibit C, your continued compliance with your obligations set forth in your Non-Competition Agreement and this Letter Agreement (including, without limitation, the future cooperation obligations outlined in Section 10), you will receive the rights described in Sections 4 and 5 below, and you will also be provided with transitional benefits and services for a period not to exceed six months following the Effective Date, except as has been otherwise agreed with Blackstone Compliance or as may be mutually agreed from time-to-time following the date of this Agreement. In addition, Blackstone agrees to continue to employ the administrative assistant previously identified via email between you and Blackstone until January 31, 2023.

(b) You acknowledge and agree that, except as otherwise provided for in this Letter Agreement, after the Effective Date you shall cease to be eligible to receive or participate in any draw, profit sharing, bonus or benefits from any of the Blackstone Entities. Following the Effective Date, you will be eligible to participate in Blackstone’s SMD retiree health insurance program; provided, that you shall bear the cost of your participation in such program in a manner similar to other retired Blackstone SMDs.

(c) Without limiting the generality of the provisions of the Non-Competition Agreement, you agree that, in connection with any employment, investment management or professional activities or otherwise in which you engage following the Effective Date neither you nor anyone, including without limitation, any firm or investment fund with which you become affiliated or which you endeavor to establish, nor any other employee, agent or representative of such firm or fund, may provide to any investors or prospective investors or any other persons or entities, whether orally or in writing, any performance or return information related to any fund or vehicle managed or sponsored at any time by Blackstone (collectively, a “Blackstone Fund”) or the performance record of any Blackstone Fund, in each case without the prior written consent of John Finley (or his successor as Chief Legal Officer of Blackstone or respective designee), which consent may be withheld in John Finley’s or his successor’s sole discretion; provided, however, that nothing in this Section 3(c) or otherwise in this Letter Agreement is intended to, and shall not be construed to, interfere with your rights as described in Section 3(d) of this Letter Agreement or otherwise prohibit you from providing any information that is publicly available as part of a Blackstone filing required under the Securities Exchange Act of 1934, as amended.

(d) Nothing in this Letter Agreement or your Non-Competition Agreement shall prohibit or impede you from (1) communicating, cooperating or filing a complaint on possible violations of federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, FINRA, EEOC, NLRB, the New York State Division of Human Rights, a local commission on human rights, or law enforcement, (2) making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of federal, state or local law or regulation, or (3) speaking with an attorney retained by you, provided that in each case such communications and disclosures are consistent with applicable law. Moreover, you do not need to give prior notice to (or get prior authorization from) Blackstone regarding any such communication or disclosure.

(e) Pursuant to 18 USC § 1833(b), you may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

4. Treatment of Blackstone Unit Awards. Blackstone and you acknowledge and agree that as of the date hereof, you have the number (if any) of vested and unvested awards covering (i) the limited partnership units (the “Holdings Units”) in each of Blackstone Holdings (as defined below): “Holdings Unit” being a collective reference to a limited partnership unit in each Blackstone Holdings partnership, and (ii) the shares of common stock of Blackstone (the “Common Stock”) as set forth in Exhibit D hereto. Blackstone and you hereby agree that following the Effective Date (i) such awards (if any) will be retained or forfeited as set forth in this Section 4 and Exhibit D hereto and (ii) no other equity awards shall vest or be awarded to you. “Blackstone Holdings” means, each of Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P., and Blackstone Holdings IV L.P., in each case, solely to the extent you hold equity interests therein. You hereby acknowledge and affirm the policies applicable to your Holdings Units and/or Common Units, as applicable, attached hereto as Exhibit E. Notwithstanding anything to the contrary, your Holdings Units will be subject to Blackstone’s standard administrative charge (currently fifty (50) basis points) generally applicable to former SMDs beginning on February 1, 2024 (but not before such date).

5. Carried Interest; Side-by-Side Investments; Other Investments. You will remain a member or partner of certain entities listed on the BX Access system statement (the “Investor Statement”) attached hereto as Exhibit B on the terms and conditions set forth in the applicable Governing Agreements (as defined below) for such entities for members or partners who have ceased to be employed by, or otherwise provide services to, Blackstone Entities or in any applicable Blackstone memoranda related to such entities. The parties acknowledge and agree that such Exhibit B reflects only an estimate of such information contained therein and is subject to change in accordance with the terms of the Governing Agreements, including, without limitation, to reflect any forfeitures of unvested interests which remained outstanding as of the Effective Date. Blackstone agrees that, as of the Effective Date, you will be vested in and retain (i) any carried interest awards that relate to portfolio company investments that closed prior to the Effective Date, (ii) any carried interest awards that relate to the tranches of Strategic Partners “life of fund” investments covering periods that commenced prior to the Effective Date, and (iii) any allocations of incentive fees that crystalized prior to the Effective Date. “Governing Agreement” of any Blackstone Entity means the limited partnership agreement, limited liability company agreement or other governing agreement of such Blackstone Entity, in each case as may be modified by this Letter Agreement, and as otherwise amended, supplemented, restated or otherwise modified from time to time. You hereby acknowledge and affirm the policies applicable to your carried interest and side-by-side participation, as applicable, attached hereto as Exhibit E. In addition, you will be offered an annual side-by-side election to invest up to $50 million per each election period in 2022 and 2023 across all funds with respect to which an investment opportunity is offered generally to SMDs during such election periods.

Any investments in respect in respect of funds sponsored or managed by Blackstone or its affiliates made by you, your family members, you and their respective estate planning vehicles or you and their respective affiliates will be subject to fees as follows:

i.

Investments made through the annual or life-of-fund employee side-by-side program (as noted in the Investor Statement) shall not be subject to any fees prior to February 1, 2024; beginning on February 1, 2024, such investments (other than with respect to Harrington) will be subject to Blackstone’s standard administrative charge (which is currently equivalent to fifty (50) basis points) and any other management or performance fees Blackstone may impose from time to time in accordance with Blackstone’s general policy regarding former SMDs.

ii.

Following the Effective Date, investments made on or prior to the Effective Date directly (i.e., outside of the employee side-by-side program (e.g., through the Private Wealth Solutions channel but excluding BPP, BSCH II and BAAM/Partners Fund) will continue to be subject to Blackstone’s fees generally applicable to you as of the Effective Date. Any new investments made directly following the Effective Date will be subject to Blackstone’s standard fees generally applicable to investors in those funds.

iii.

Investments made on or prior to the Effective Date directly in BPP, BSCH II and BAAM/Partners Fund (i.e., outside of the employee side-by-side program) will not be subject to any fees prior to February 1, 2024; beginning on February 1, 2024, such investments will be subject to Blackstone’s standard administrative charge (which is currently equal to fifty (50) basis points) and other management or performance fees Blackstone may impose from time to time in accordance with Blackstone’s general policy regarding former SMDs. Any new investments made directly in BPP, BSCH II and BAAM/Partners Fund following the Effective Date will be subject to Blackstone’s standard fees generally applicable to investors in those funds.

6. Complete Release; Blackstone Acknowledgement. You agree, together with this Letter Agreement, to execute the form of General Release attached hereto as Exhibit C. This release does not affect your rights with respect to indemnification, advancement or insurance, vested equity and carry (as set forth on Exhibits B and D attached hereto), qualified retirement benefits in accordance with the terms of the employee benefit plan in which you participate, and the right to enforce this Agreement. This release and waiver covers both claims that you know about and those you may not know about. As of the date of this Letter Agreement, Blackstone represents that no member of the Blackstone Management Committee or Board of Directors has knowledge of claims or causes of action or the like against you by reason of facts which have occurred on or prior to the date of this Letter Agreement.

7. Miscellaneous.

(a) Right of Offset. It is hereby agreed that, with respect to any payments due under this Letter Agreement, the Governing Agreements of the Blackstone Entities and any other agreement between you and the Blackstone Entities, the Blackstone Entities shall have the right to set off and apply against any amounts at any time payable by any Blackstone Entity to you pursuant to the provisions hereof or otherwise any amounts payable by you to any Blackstone Entity.

It is further agreed that if, at any time, it is determined by Stephen A. Schwarzman (or his successor as Chairman and Chief Executive Officer, “SAS”) that you are in breach of any of your agreements or obligations under this Letter Agreement, the Non-Competition Agreement or any Blackstone Entity Governing Agreement, as may be amended by this Letter Agreement, the Blackstone Entities shall have the right to recover from you, and to set off against amounts otherwise payable by any of the Blackstone Entities to you, up to the amount of likely damages suffered by Blackstone and/or the amount of your liability to the Blackstone Entities resulting from such breach or from such act or omission constituting “Cause” (in any case, as determined by SAS). As used herein, “Cause” shall have the meaning set forth in Section 5(b) of the Service Agreement.

If any set off is made by any Blackstone Entity pursuant to this Section 7(a) and it is ultimately determined that the amount payable by you to the Blackstone Entities, and/or the amount of actual damages suffered by Blackstone and/or the amount of your actual liability to the Blackstone Entities is less than the amount set off with respect to such amount payable by you and/or such damages and/or such liability pursuant to this Section 7(a), then Blackstone shall return to you the excess amount so set off, together with interest from the date of set-off at a rate equal to the average prime rate of interest published by JPMorgan Chase Bank, N.A. (or its successor from time to time.

(b) Notices. Any notice or other communication required or which may be given to any party hereunder shall be in writing and shall be deemed given effectively if delivered personally to such party (or, in the case of the Blackstone Entities, to the Chief Legal Officer) or sent by facsimile transmission as follows:

To you, at the address on Blackstone’s personnel records, with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Marc Trevino

Facsimile: 212-558-3588

To the Blackstone Entities:

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

Attention: Chief Legal Officer

Facsimile: 212-583-5719

Any party may change the persons and addresses to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

(c) Entire Agreement, Etc.

(i) This Letter Agreement constitutes an amendment of each prior written or oral agreement between Blackstone and you, including, without limitation, your Service Agreement, your Non-Competition Agreement and any other similar prior agreement (collectively, the “Prior Agreements”). To the extent of any inconsistency between this Letter Agreement and any Prior Agreements, this Letter Agreement shall prevail. For the avoidance of doubt, your Non-Competition Agreement remains in full force and effect. This Letter Agreement will be treated as part of your Service Agreement and your Non-Competition Agreement for purposes of Section IV of your Non-Competition Agreement.

(ii) This Letter Agreement has been prepared, executed and delivered for the purpose, among other things, of settling all claims (except as otherwise expressly provided herein) that you or any of your affiliates have or may have against any Blackstone Entity. By executing and delivering this Letter Agreement, you, on behalf of yourself and your affiliates, expressly agree that no draft, memorandum, summary of proposed terms, notes or other document (other than this Letter Agreement, as executed and delivered by the parties) or written or oral statement prepared or made in connection with the negotiation, preparation, execution and delivery of this Letter Agreement, nor any payment or delivery hereunder, shall constitute, or be deemed to constitute, evidence of the agreement or intentions of the parties with respect to the subject matter of this Letter Agreement.

(d) Amendment, Etc. This Letter Agreement may not be amended, supplemented, modified, cancelled or discharged except by a written instrument executed by you and the relevant Blackstone Entity or Entities, and no provision hereof shall be waived except by a written instrument executed by the party granting such waiver. If any of the parties shall waive the breach of any provision of this Letter Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Letter Agreement. The rights and remedies of each party in this Letter Agreement are cumulative and not exclusive, and the exercise by any party of any right or remedy provided in this letter agreement shall not preclude any exercise by such party of any other rights or remedies of such party in this Letter Agreement, in the Blackstone Entities Governing Agreements or in any other agreement or at law, in equity, under any statute or otherwise. The parties reserve the right, without notice to or consent of any third person, at any time to waive any rights hereunder or by mutual agreement to amend this Letter Agreement in any respect or by mutual agreement to terminate this Letter Agreement.

(e) Successors and Assigns, Etc. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns, including successors and assigns resulting from any change in form of any Blackstone Entity. It is acknowledged and agreed that any trusts, estate planning vehicles or other similar entities to which you have transferred an interest in any Blackstone Entity (or you have otherwise designated as a partner/member in the Blackstone Entities) shall be treated in the same manner as you are hereunder with respect thereto. In the event of your death or a judicial determination of your incapacity, references in this Letter Agreement to “you” shall be deemed to refer, as appropriate, to your heirs, beneficiaries, executor or other legal representative. You hereby consent to (i) the conversion (by merger or otherwise) to limited partnership, limited liability company, corporate or limited duration company status of any of the Blackstone Entities in which you have a continuing interest, and (ii) any amendments to any of the Blackstone Entity agreements to which you will continue to be a party, provided, in each case, that such conversion or amendment does not adversely affect your interests in a manner that is materially less favorable than other members or partners of such Blackstone Entity generally.

(f) Consents. Blackstone and you hereby:

(i) Consent to and approve the execution, delivery and performance of this Letter Agreement and consummation of all transactions (the “Transactions”) contemplated hereby, for all purposes of any provision of the Governing Agreements of the Blackstone Entities and/or any provision of applicable law; and

(ii) To the fullest extent permitted by applicable law, agree that the consent and approval set forth herein shall constitute all consents and approvals that are required for the execution, delivery and performance of this Letter Agreement by each of the Blackstone Entities party hereto and the consummation of the Transactions under any provision of the Governing Agreements of the Blackstone Entities and under applicable law; and the terms, conditions, procedures and requirements contemplated by this Letter Agreement in order to effect the Transactions shall be sufficient to effect the Transactions for all purposes of such Governing Agreements and shall be in lieu of any and all other or additional terms, conditions, procedures or requirements set forth in such Governing Agreements or under applicable law that might otherwise be required to effect the Transactions (including, without limitation, any requirement of notice, consent, approval, consultation or the execution of any document).

(g) Costs. Blackstone will reimburse your reasonable advisors’ fees incurred to negotiate this Letter Agreement, up to $55,000.

8. Governing Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to principles of conflicts of laws.

9. Dispute Resolution. Any dispute, controversy or other matter arising out of this Letter Agreement or otherwise referred to in your Non-Competition Agreement shall be subject to the provisions of Section VII of your Non-Competition Agreement.

10. Future Cooperation. You agree to assist and to cooperate reasonably with Blackstone in connection with any internal investigation or other inquiry or any investigation undertaken by any regulatory body, clearing house or exchange, professional body or government body or agency, or any dispute or claim of any kind made against or by Blackstone, including but not limited to any proceedings (civil, regulatory, or criminal) before any arbitral, administrative, judicial, legislative, regulatory or other body or agency, provided that you are not obligated to act in any way adverse to your own interests. Blackstone will reimburse you for any reasonable expenses directly incurred by you should your cooperation be required, including advancement of reasonable counsel fees in connection with your cooperation or the request therefor.

11. Headings. The headings and subheadings in this Letter Agreement are included for convenience and identification only and are in no way intended to affect, describe, interpret, define or limit the meaning, scope, extent or intent of this Letter Agreement or any provision hereof.

12. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall be effective for all purposes.

13. Certain References. Throughout this Letter Agreement, references to Sections of this Letter Agreement include the Exhibits to this Letter Agreement (and Annexes to Exhibits) referred to in such Sections, and references to this Letter Agreement include all Exhibits to this Letter Agreement (and Annexes to Exhibits).

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IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP LLC, its general partner

/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Chairman & Chief Executive Officer

Accepted and agreed to as of the date first above written:

/s/ Hamilton E. James
Hamilton E. James

Index of Exhibits

Exhibit A	-	Senior Managing Director Agreement and Non-Competition Agreement

Exhibit B	-	Investor Statement

Exhibit C	-	General Release

Exhibit D	-	Unit Award Schedule

Exhibit E	-	Certain Policies Applicable to Departing SMDs